Exhibit 99.1

                       [GRAPHIC OMITTED: TELESOURCE LOGO]


                       Telesource International Announces
          Appointment of Greg Grosvenor as New Chief Financial Officer

LOMBARD, IL - August 26, 2005 - Telesource International, Inc. (Pink Sheets:
TSCI) announced today the appointment of Greg Grosvenor as chief financial officer effective immediately. Mr. Grosvenor, formerly with AM-CH, Inc. and Smith, Bucklin & Associates assumes the position from current chief financial officer Bud Curley who is resigning to pursue other interests.

Grosvenor brings significant experience in financial and management leadership particularly in acquisition, divesture and turnaround situations with both Fortune 500 and emerging growth companies. As noted above, Grosvenor served as Chief Financial Officer at AM-CH, Inc. where he led the sale and dissolution of AM-CH, Inc. restaurant operations. Prior to AM-CH, Inc., Grosvenor led the restructuring of all finance operations as well as the restructuring of debt and ultimately the profitable sale of Smith Bucklin to a new group of investors. Prior to Smith Bucklin, Grosvenor served as CFO at Metropolitan Pier & Exposition and Controller at the corporate offices of Hyatt Hotels. Grosvenor also worked at Galileo (airline reservation software company), Anixter International and PriceWaterhouse Coopers. He is a graduate of Loyola University in Chicago.

"We are very pleased to have attracted such a solid financial executive to join Telesource's executive management team," said Nidal Zayed, Executive Vice President of Telesource International. "With a proven track record of profitably building growth companies, Greg brings a unique combination of financial and industry experience, with a well-respected reputation. I am confident Greg can provide Telesource with strong financial leadership and help drive the next phase of the company's growth while enhancing our communications with shareholders and maximizing visibility for the company within the investment community."

About Telesource International
Telesource International is a global company located in Lombard, Illinois. Telesource International effectively utilizes its subsidiaries to offer utility services, specialized construction and engineering services, project development and management, and plant operations. Telesource and its subsidiaries have offices in the Chicago area, on the Western Pacific islands of Tinian and Saipan and Guam and offices on the South Pacific island of Fiji. The Company's home page is at http://www.telesource.org.

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Certain of the statements made in this press release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and other factors that could cause or contribute to actual results differing materially from such forward-looking statements are discussed in greater detail in the Company's filings with the U.S. Securities and Exchange Commission.

Contacts:
Greg Grosvenor
Telesource International, Inc.
Tel: (630) 620 4787
ggrosvenor@tscintl.com